Exhibit 10.3

For Immediate Release

Omagine Completes Land Rights Registration Procedures

Average Value is $718,614,000

New York - July 9, 2015 - Omagine, Inc. [OTCQB: OMAG] today announced that its 60% owned subsidiary, Omagine LLC (“Omagine”), has signed and registered with the Government of Oman (the “Government”), a Usufruct Agreement (“UA”) which legally perfects Omagine’s ownership of the development rights (the “Usufruct Rights”) over 245 acres of beachfront land (the “Land”) in the Sultanate of Oman (“Oman”). Omagine, Inc. and Omagine are sometimes referred to collectively herein as the “Company”.

Omagine is developing a $2.5 billion tourism and real-estate project (the “Omagine Project”) on the Land. In October 2014, Omagine signed the Omagine Project Development Agreement (the “DA”) with the Government. The Omagine Project is planned to be an integration of cultural, entertainment and residential components. The Usufruct Rights include among other things, Omagine’s right pursuant to the DA, to sell the Land and/or properties developed on the Land to individual or corporate persons of any nationality worldwide.

To establish the value of its Usufruct Rights and properly record such value in its financial statements, Omagine contracted with three separate real-estate valuation firms, each of which is well known in Oman and Dubai and all of which have recognizable worldwide brands in the real-estate valuation business. These firms were tasked to provide Omagine with the value of its Usufruct Rights. All three valuations were conducted in accordance with the professional standards specified by the Royal Institution of Chartered Surveyors (“RICS”) and International Financial Reporting Standards (“IFRS”).

•	In November 2014, Omagine engaged the Oman office of Savills (http://www.savills.com/ (“Savills”) operating as Arabian Real Estate LLC http://www.savills.om). Savills provides real estate services from over 600 offices worldwide, is listed on the London Stock Exchange, and is a FTSE 250 Index company.
•	In December 2014, Omagine engaged a Dubai, UAE firm with extensive experience in Oman: DTZ International Ltd. (http://www.dtzglobal.com) (“DTZ”). DTZ is one of the top three global commercial real estate service companies, with more than 28,000 employees operating across more than 260 offices in 50 countries and $63 billion in transaction volume.
•	In January 2015, Omagine engaged another Dubai, UAE firm: Jones Lang LaSalle, UAE Limited, Dubai Branch (http://www.jll-mena.com/mena/en-gb/locations/Our-locations-in-MENA/dubai) (“JLL”). JLL has 53,000 employees operating across more than 230 offices in 80 countries.

The Savills and DTZ final valuation reports were received by Omagine several months ago. The JLL final valuation report was received by Omagine on July 7, 2015.

Although the Company believes that JLL’s valuation may be, and probably is a statistical outlier, we have nevertheless included it when calculating the average value of Omagine’s Usufruct Rights.

The Usufruct Rights valuations by the three aforementioned firms are summarized in the table below:

Usufruct Rights Valuation
Valuation Firm	Omani Rials	U.S. Dollars *
Savills	OMR 295,000,000	$766,233,000
DTZ	OMR 385,000,000	$999,999,000
JLL	OMR 150,000,000	$389,610,000
Average	OMR 276,666,667	$718,614,000
* (based on July 7, 2015 XE Currency Converter exchange rate)

Omagine is consulting with its IFRS accounting consultant, PriceWaterhouseCoopers LLP, and will soon determine the correct method in accordance with IFRS of accounting for the $718,614,000 average value of its Usufruct Rights in its financial statements. Omagine’s financial statements are prepared in accordance with IFRS and are audited by Deloitte & Touche (M.E.) & Co. LLC.

The shareholders of Omagine are:

i.	Royal Court Affairs which owns 25%, and,

ii.	Two subsidiaries of Consolidated Contractors International Company, SAL (“CCC”), which collectively own 15%, and

iii.	Omagine, Inc. which owns 60%.

Omagine’s Managing Director and the Company’s president, Frank Drohan commented: “The registration of the UA with the Government is a welcome milestone event. Now that we have unfettered access to the Land we are rapidly progressing the development of the Omagine Project and the finalization of the CCC contract. We are pleased that the valuation process for Omagine’s Usufruct Rights is now complete and with the UA now registered, the value of the Usufruct Rights will be accounted for in Omagine’s financial statements. Subsequently, the appropriate percentage of such value (presently 60%) will also be accounted for in the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States (USGAAP). We have expended considerable effort and resources during the past many months to the Company’s and the Omagine Project’s great advantage”.

Sam Hamdan, Omagine’s Deputy-Managing Director remarked: “There is enormous investor and banking liquidity in Oman and the GCC. With the Usufruct Agreement now registered and the imminent conclusion of our consultant reviews, we expect to be making several crucial consultant appointments in the coming months, including: a financial adviser, hospitality adviser, real-estate adviser, master planner, engineering consultant, construction management consultant and program manager.”

Agron Telaku, Omagine’s Vice-President of Finance remarked, “During the past months several important tasks were completed. We completed an independent third party update to our feasibility study and we also had our internal financial model updated by specialist real-estate investment bankers and advisers. The updated feasibility study, land valuation reports and financial model have been invaluable in the numerous discussions we have held with many investors and major local and international banks.”

Telaku continued: “We have witnessed a large appetite for both investing in Omagine’s equity and for providing project financing debt facilities for the Omagine Project’s development. The banks with which we and CCC have met have indicated that Omagine’s usufruct rights over the project land can and will be utilized as collateral to support project financing debt facilities. We have also met with several very high net-worth investors introduced by Mr. Drohan, Mr. Hamdan and CCC who have indicated a high level of interest in becoming Omagine equity investors. These investor discussions are ongoing”.

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About Royal Court Affairs.

Royal Court Affairs is an Omani organization representing the interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman.

About Consolidated Contractors.

Consolidated Contractors International Company, SAL is a multi-national construction and engineering company with over $5 billion of annual revenue, 130,000 employees worldwide and operating subsidiaries in, among other places, every country in the Middle East and North Africa (the “MENA Region”).

About Omagine, Inc.

Omagine, Inc. is a publicly traded U.S. company (Stock Symbol: OMAG) with 17,386,111 common shares presently outstanding. The Company is focused on real-estate, entertainment and hospitality opportunities in the MENA Region and on the design and development of unique tourism destinations that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences. Governments in the MENA Region are seeking to diversify their economies and create employment for their citizens via the development of tourism destination projects. It is the Company’s opinion that this governmental strategic vision combined with the enormous financial resources in the MENA Region will continue to present superb development opportunities.

Investors or interested parties may visit Omagine’s website at www.omagine.com for more information about the Company or http://agoracom.com/ir/omagine which is the Company’s investor relations website.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", “probably”, "believes" and words of similar import also identify forward-looking statements.  These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date hereof.  Additional information on risks and other factors that may affect the business and financial results of Omagine, Inc. can be found in the filings (the “SEC Filings”) of Omagine, Inc. with the United States Securities and Exchange Commission (the “SEC”). Investors are urged to review the Company’s SEC Filings.

Contact:

Omagine, Inc.

Corporate Inquiries

Charles P. Kuczynski, Vice-President

Telephone: +1-212-563-4141 -- Ext. 208

Email: charles.kuczynski@omagine.com

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